NEWS RELEASE

   DORMAN
NEW SINCE 1918
                                                    Corporate Headquarters:
                                                    Dorman Products, Inc.
                                                    3400 East Walnut Street
                                                    Colmar, Pennsylvania 18915
                                                    Fax: (215) 997-8577

For Further Information Contact                     Visit our Home Page:
Mathias J. Barton, CFO                              www.dormanproducts.com
(215) 997-1800 x 5132
E-mail:MBarton@dormanproducts.com



Dorman Products, Inc. Reports Sales and Earnings for the Third Quarter Ended September 30, 2006

         Colmar, Pennsylvania (October 30, 2006) - Dorman Products, Inc., (NASDAQ:DORM) (formerly R&B, Inc. NASDAQ: RBIN) today reported sales increased 1.5% to $74.9 million for the third quarter ended September 30, 2006 from $73.8 million in the same period last year. Sales for the nine months ended September 30, 2006 increased 7.0% to $217.9 million from $203.6 million in the same period last year. Revenue growth from products introduced in the past two years continued to climb during the quarter, but was offset by a softening of demand from most of the Company's aftermarket customers.

         Net income in the third quarter of 2006 was $4.5 million compared to net income of $4.6 million in the same period last year. Diluted earnings per share for both the third quarter of 2006 and the third quarter of 2005 were $0.25.

         Results for the nine months ended September 30, 2006 include a one-time $3.2 million non-cash write-down for goodwill impairment ($2.9 million or $0.16 per share) and the write off of deferred tax benefits ($0.3 million or $0.02 per share) associated with the Company's Swedish subsidiary (Scan-Tech). The charges, which are not tax deductible, were the result of a second quarter review of the Scan-Tech business in response to bad debt charge offs at two large customers and the resulting loss of those customers in the first half of the year. Total bad debt charges for the Swedish business were $0.8 million for the nine months ended September 30, 2006.

         Excluding the goodwill impairment and deferred tax write off, net income for the first nine months of the year was $12.1 million compared to net income of $12.7 million in the same period last year and fully diluted EPS for the first nine months of the year were $0.67 compared to $0.69 in the same period last year. Net income for the first nine months of 2006 was $8.9 million compared to net income of $12.7 million in the same period last year. Diluted earnings per share for the first nine months of 2006 decreased to $0.49 from $0.69 in the same period last year.

         Effective January 1, 2006, the Company adopted SFAS No. 123R, "Share-Based Payment" and related interpretations and began expensing the grant date fair value of employee stock options. Prior to January 1, 2006, the Company applied Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock option plans. Accordingly, no compensation expense was recognized in net income for employee stock options in the prior year. The Company adopted SFAS No. 123R using the modified prospective transition method and therefore has not restated prior periods. The estimated impact of adopting SFAS No. 123R in 2006, is expected to reduce diluted earnings per share for the year by approximately $0.02.

         Mr. Richard Berman, Chairman, President and Chief Executive Officer said, "Order patterns were lower than expected throughout the third quarter. We remain enthusiastic about our new product initiatives despite the softened demand that we experienced in the third quarter. We look forward to sharing many of these exciting new product ideas with our customers during this week's AAPEX show."

         Dorman Products, Inc., is a leading supplier of OE Dealer "Exclusive" automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman automotive parts and hardware are marketed under the OE Solutions(TM), HELP!(R), AutoGrade(TM), First Stop(TM), Conduct-Tite(R), Pik-A-Nut(R) and Scan-Tech(R) brand names.

         Forward looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date hereof. Factors that cause actual results to differ materially include, but are not limited to, those factors discussed in the Company's Annual Report on Form 10-K under "Item1A - Risk Factors."



                     DORMAN PRODUCTS, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations
                    (in thousands, except per-share amounts)

                                  13 Weeks                   13 Weeks
Third Quarter (unaudited)    9/30/06     Pct.          9/24/05        Pct.
Net sales                    $74,891     100.0         $73,783        100.0
Cost of goods sold            48,714      65.0          48,005         65.1
Gross profit                  26,177      35.0          25,778         34.9
Selling, general and
 administrative expenses      18,370      24.6          17,769         24.0
Income from operations         7,807      10.4           8,009         10.9
Interest expense, net            576       0.7             672          1.0
Income before income taxes     7,231       9.7           7,337          9.9
Provision for income taxes     2,682       3.6           2,724          3.6
Net income                   $ 4,549       6.1         $ 4,613          6.3
Earnings per share
     Basic                   $  0.26         -         $  0.26            -
     Diluted                 $  0.25         -         $  0.25            -
Average shares outstanding
     Basic                    17,708         -          17,932            -
     Diluted                  18,147         -          18,444            -

                                   39 Weeks                  39 Weeks
Year-to-Date (unaudited)     9/30/06      Pct.         9/24/05        Pct.
Net sales                   $217,943      100.0       $203,625        100.0
Cost of goods sold           140,390       64.4        130,211         63.9
Gross profit                  77,553       35.6         73,414         36.1
Selling, general and
 administrative expenses      56,362       25.9         51,317         25.2
Goodwill impairment            2,897        1.3              -            -
Income from operations        18,294        8.4         22,097         10.9
Interest expense, net          1,797        0.8          1,961          1.0
Income before income taxes    16,497        7.6         20,136          9.9
Provision for income taxes     7,612        3.5          7,441          3.7
Net income                   $ 8,885        4.1        $12,695          6.2
Earnings per share
     Basic                   $  0.50          -        $  0.71            -
     Diluted                 $  0.49          -        $  0.69            -
Average shares outstanding
     Basic                    17,728          -         17,915            -
     Diluted                  18,148          -         18,452            -


                     DORMAN PRODUCTS, INC. AND SUBSIDIARIES
                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                     9/30/06                    12/31/05
Assets:                            (unaudited)
Cash and cash equivalents           $  4,991                    $  2,944
Accounts receivable                   66,729                      64,778
Inventories                           74,685                      75,535
Deferred income taxes                 10,133                       9,560
Prepaid expenses                       1,490                       1,545
Total current assets                 158,028                     154,362
Property & equipment                  27,929                      27,473
Goodwill                              26,998                      29,617
Other assets                           1,242                         704
Total assets                        $214,197                    $212,156

Liability & Shareholders' Equity:
Current portion of long-term debt   $  8,651                    $  8,571
Accounts payable                      12,077                      14,739
Accrued expenses and other            15,077                      15,240
Total current liabilities             35,805                      38,550
Long-term debt and other              22,367                      27,869
Deferred income taxes                  7,794                       7,195
Shareholders' equity                 148,231                     138,542
Total Liabilities and Equity        $214,197                    $212,156

Selected Cash Flow Information:
(in thousands)                   13 Weeks (unaudited)     39 Weeks (unaudited)
                                 --------------------     --------------------
                                 9/30/06     9/24/05      9/30/06     9/24/05
Depreciation and
amortization                      $ 1,731     $1,420       $ 5,012     $4,194
Capital Expenditures              $ 1,637     $1,409       $ 5,432     $5,522

                     DORMAN PRODUCTS, INC. AND SUBSIDIARIES
                       Reconciliation of Non-GAAP Measures
                    (in thousands, except per-share amounts)


During the second quarter of 2006 the Company recorded a $3.2 million non-cash write-down for goodwill impairment ($2.9 million) and the write off of deferred tax benefits ($0.3 million) associated with the Company's Swedish operation (Scan-Tech). This press release contains non-GAAP measures which adjust current year net income and fully diluted earnings per share to exclude the impact of these charges. The presentation of these non-GAAP measures is intended to enhance the usefulness of the financial information by providing measures which the Company's management uses internally to evaluate the Company's baseline performance. A reconciliation of net income and fully diluted earnings per share follows:

                                                39 Weeks
                               --------------------------------------------
                                 09/30/06       09/25/06       % Change
     Net Income, as reported     $ 8,885       $ 12,695          -30.0%
     Add: Goodwill and asset
     impariment charge             3,216              -            N/A
                               ____________________________________________
     Net Income, as adjusted    $ 12,101       $ 12,695          -4.7%


Fully diluted EPS, as reported  $   0.49       $  0.69           -29.%
     Add: Goodwill and asset
     impariment charge              0.18             -             N/A
                               ___________________________________________
Fully diluted EPS, as reported  $   0.67       $  0.69           -2.9%